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                                                                 EXHIBIT 99.a(2)

                   TORTOISE ENERGY INFRASTRUCTURE CORPORATION

                      ARTICLES OF AMENDMENT AND RESTATEMENT

                  FIRST: Tortoise Energy Infrastructure Corporation, a Maryland corporation (the "Corporation"), desires to amend and restate its charter as currently in effect and as hereinafter amended.

                  SECOND: The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:

                                    ARTICLE I

                                      NAME

                  The name of the corporation (the "Corporation") is:

                   Tortoise Energy Infrastructure Corporation

                                   ARTICLE II

                                     PURPOSE

                  The purposes for which the Corporation is formed are to conduct and carry on the business of a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), and to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.

                                   ARTICLE III

                  PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

                  The address of the principal office of the Corporation in this State is c/o The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202. The

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name and address of the resident agent of the Corporation are c/o The
Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202. The resident agent is a Maryland corporation.

                                   ARTICLE IV

                        PROVISIONS FOR DEFINING, LIMITING
                      AND REGULATING CERTAIN POWERS OF THE
                CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

                  Section 4.1 Number, Classification and Election of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation is five, which number may be increased or decreased only by the Board of Directors pursuant to the Bylaws, but shall never be less than the minimum number required by the Maryland General Corporation Law (the "MGCL"). The names of the directors who shall serve in the respective classes set forth below and until their successors are duly elected and qualify are:

                         Conrad S. Ciccotello  -    Class I

                         Charles E. Heath      -    Class II

                         Terry C. Matlack      -    Class II

                         John R. Graham        -    Class III

                         H. Kevin Binzer       -    Class III

                  These directors may increase the number of directors and may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of Directors occurring before the first annual meeting of stockholders in the manner provided in the Bylaws.

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                  The Corporation elects, at such time as it becomes eligible to make the election under Section 3-802(b) of the MGCL, that, except as may be provided by the Board of Directors in setting the terms of any class or series of Preferred Stock (as hereinafter defined), any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred.

                  The directors (other than any director elected solely by holders of one or more classes or series of Preferred Stock in connection with dividend arrearages) shall be classified, with respect to the terms for which they severally hold office, into three classes, with Class I directors to hold office initially for a term expiring at the annual meeting of stockholders in 2004, Class II directors to hold office initially for a term expiring at the annual meeting of stockholders in 2005 and Class III directors to hold office initially for a term expiring at the annual meeting of stockholders in 2006, with each director to hold office until her or his successor is duly elected and qualifies. At each annual meeting of the stockholders, commencing with the 2004 annual meeting, the successors to the class of directors whose term expires at such meeting shall be elected to hold office for a term expiring at the third succeeding annual meeting of stockholders following the meeting at which they were elected and until their successors are duly elected and qualify.

                  Except as otherwise provided in the Bylaws of the Corporation, directors shall be elected by the affirmative vote of the holders of a majority of the shares of stock outstanding and entitled to vote thereon.

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                  Section 4.2 Extraordinary Actions. Except as specifically
provided in Section 4.6 (relating to removal of directors), and in Section 6.2 (relating to certain actions and certain amendments to the charter), notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

                  Section 4.3 Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the charter or the Bylaws.

                  Section 4.4 Preemptive Rights and Appraisal Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 5.4 or as may otherwise be provided by contract, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell. Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL.

                  Section 4.5 Determinations by Board. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors

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consistent with the charter and in the absence of actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a court, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; or any other matter relating to the business and affairs of the Corporation.

                  Section 4.6 Removal of Directors. Subject to the rights of holders of one or more classes or series of Preferred Stock to elect or remove one or more directors, any director, or the entire Board of Directors, may be removed from office at any time only for cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of DIRECTORS. For the purpose of this paragraph, "cause" shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

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                                    ARTICLE V

                                      STOCK

                  Section 5.1 Authorized Shares. The Corporation has authority to issue 110,000,000 shares of stock, consisting of 100,000,000 shares of Common Stock, $.001 par value per share ("Common Stock"), and 10,000,000 shares of Preferred Stock, $.001 par value per share ("Preferred Stock"). The aggregate par value of all authorized shares of stock having par value is $110,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to this Article V, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The Board of Directors, without any action by the stockholders of the Corporation, may amend the charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

                  Section 5.2 Common Stock. Each share of Common Stock shall entitle the holder thereof to one vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time in one or more classes or series of stock.

                  Section 5.3 Preferred Stock. The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, in one or more classes or series of stock.

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                  Section 5.4 Classified or Reclassified Shares. Prior to
issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation;
(b) specify the number of shares to be included in the class or series; (c) set or change, subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland ("SDAT"). Any of the terms of any class or series of stock set or changed pursuant to clause
(c) of this Section 5.4 may be made dependent upon facts or events ascertainable outside the charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary filed with the SDAT.

                  Section 5.5 Charter and Bylaws. All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of the charter and the Bylaws.

                                   ARTICLE VI

                 AMENDMENTS; CERTAIN EXTRAORDINARY TRANSACTIONS

                  Section 6.1 Amendments Generally. The Corporation reserves the right from time to time to make any amendment to its charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the charter, of any

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shares of outstanding stock. All rights and powers conferred by the charter on stockholders, directors and officers are granted subject to this reservation.

                  Section 6.2 Approval of Certain Extraordinary Actions and Charter Amendments.

                           (a) Required Votes. The affirmative vote of the
holders of shares entitled to cast at least 80 percent of the votes entitled to be cast on the matter, each voting as a separate class, shall be necessary to effect:

                                    (i) Any amendment to the charter of the
Corporation to make the Corporation's Common Stock a "redeemable security" or to convert the Corporation, whether by merger or otherwise, from a "closed-end company" to an "open-end company" (as such terms are defined in the 1940 Act);

                                    (ii) The liquidation or dissolution of the
Corporation and any amendment to the charter of the Corporation to effect any such liquidation or dissolution; and

                                    (iii) Any amendment to Section 4.1, Section
4.2, Section 4.6, Section 6.1 or this Section 6.2;

provided, however, that, if the Continuing Directors (as defined herein), by a vote of at least two-thirds of such Continuing Directors, in addition to approval by the Board of Directors, approve such proposal or amendment, the affirmative vote of the holders of a majority of the votes entitled to be cast shall be required to approve such matter.

                           (b) Continuing Directors. "Continuing Directors"
means the directors identified in Article IV, Section 4.1 and the directors whose nomination for election by

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the stockholders or whose election by the directors to fill vacancies is approved by a majority of the Continuing Directors then on the Board.

                                   ARTICLE VII

        LIMITATION OF LIABILITY; INDEMNIFICATION AND ADVANCE OF EXPENSES

                  Section 7.1 Limitation of Liability. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages.

                  Section 7.2 Indemnification and Advance of Expenses. The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of the Corporation. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

                  Section 7.3 1940 Act. No provision of this Article VII shall be effective to protect or purport to protect any director or officer of the Corporation against liability to the

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Corporation or its stockholders to which he or she would otherwise be subject by reason of willfulness misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

                  Section 7.4 Amendment or Repeal. Neither the amendment nor repeal of this Article VII, nor the adoption or amendment of any other provision of the charter or Bylaws inconsistent with this Article VII, shall apply to or affect in any respect the applicability of the preceding sections of this
Article VII with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

                  THIRD: The amendment to and restatement of the charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

                  FOURTH: The current address of the principal office of the Corporation is as set forth in Article III of the foregoing amendment and restatement of the charter.

                  FIFTH: The name and address of the Corporation's current resident agent is as set forth in Article III of the foregoing amendment and restatement of the charter.

                  SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article IV of the foregoing amendment and restatement of the charter.

                  SEVENTH: The total number of shares of stock which the Corporation had authority to issue immediately prior to this amendment and restatement was 1,000, consisting of 1,000 shares of Common Stock, $.001 par value per share. The aggregate par value of all shares of stock having par value was $1.

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                  EIGHTH: The total number of shares of stock which the
Corporation has authority to issue pursuant to the foregoing amendment and restatement of the charter is 110,000,000, consisting of 100,000,000 shares of Common Stock, $.001 par value per share, and 10,000,000 shares of Preferred Stock, $.001 par value per share. The aggregate par value of all authorized shares of stock having par value is $110,000.

                  NINTH: The undersigned President acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

                            [SIGNATURE PAGE FOLLOWS]

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                  IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and attested to by its Secretary on this _____ day of ____________, 200_.

ATTEST:                                     TORTOISE ENERGY
                                            INFRASTRUCTURE CORPORATION

__________________________                  By:__________________________(SEAL)

Secretary                                      President

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